Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222208

Prospectus Supplement No. 2 to Prospectus dated May 14, 2018

AERKOMM INC.

Up to $60,000,000 of Shares of Common Stock

This Prospectus Supplement No. 2  relates to the Prospectus of Aerkomm Inc., dated May 14, 2018 (the “Prospectus”), relating to the offering up to $60,000,000 of shares of our common stock on a best efforts basis as described in the Prospectus, with a minimum offering amount of approximately $5,000,000, and a maximum offering amount of $60,000,000. The price to the public in this offering is $8.50 per share. Boustead Securities, LLC is the underwriter for this offering.  This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus and Prospectus Supplement No. 1 filed with the Securities and Exchange Commission on June 20, 2018 (“Prospectus Supplement No. 1”) and is qualified by reference to the Prospectus and Prospectus Supplement No. 1, except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus and Prospectus Supplement No. 1, and may not be delivered without the Prospectus.

This Prospectus Supplement No. 2 is being filed to include the information set forth in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on June 25, 2018.

Our common stock is traded in the OTCQX marketplace under the symbol “AKOM.”

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is June 25, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2018 (June 20, 2018)

AERKOMM INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55925	46-3424568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

923 Incline Way #39, Incline Village, NV 89451
(Address of principal executive offices)

(877) 742-3094
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 20, 2018, Aerkomm Inc. (the “Company”) entered into a Strategic Cooperation Framework Agreement (the “Tencent Framework Agreement”) with Guang Dong Tengnan Internet Information Technology Co., Ltd. (“Guangdong Tengnan Internet”), a wholly owned subsidiary of Shenzhen Tencent Computer System Co., Ltd. (“Tencent”), one of the leading integrated internet service providers in China. Pursuant to the terms of the Tencent Framework Agreement, the Company and Tencent agreed to cooperate to explore ways to incorporate Tencent’s platform of product offerings, such as WeChat Pay and Tencent QQ instant messaging, into the Company’s in-flight entertainment and connectivity systems.

The Tencent Framework Agreement expires on December 31, 2018. The Company agreed that it would not make similar agreements with Chinese internet companies of the same type during the term of the Tencent Framework Agreement and also agreed that, when the Tencent Framework Agreement expires, the Company shall give priority to renewing cooperation with Guangdong Tengnan Internet.

The Tencent Framework Agreement is the guiding document for the long-term cooperation between the Company and Tencent, but the goals, responsibilities and plans involved in specific cooperation shall be set forth in separate contracts.

On June 20, 2018, the Company entered into a Cooperation Framework Agreement (the “Yihe Framework Agreement”) with Shenzhen Yihe Culture Media Co., Ltd. (“Yihe”), the authorized agent of Guangdong Tengnan Internet, pursuant to which Yihe will promote the development of strategic cooperation between the Company and Guangdong Tengnan Internet. Specifically, Yihe agreed to assist the Company with public relations and advertising, such as market and brand promotion, as well as brand recognition in China (excluding Hong Kong, Macao and Taiwan), including but not limited to news dissemination, creative planning and support of campaigns, financial public relations and internet advertising. More specifically, Yihe will help the Company develop a working application of the WeChat Pay payment solution as well as WeChat applets applicable for Chinese users and relating to cell phone and WiFi connectivity on airplanes, and Yihe will assist the Company in integrating other Tencent internet-based original product offerings. As compensation, the Company agreed to pay Yihe RMB 8 million (approximately $1.2 million), with RMB 2,000,000 (approximately $309,000) to be paid before June 30, 2018 and the remaining RMB 6,000,000 (approximately $927,000) to be paid by August 15, 2018.

The term of the Yihe Framework Agreement is from June 15, 2018 to June 15, 2019. During the term, both parties agreed that they would not cooperate with any other third party on the Company’s related business or other similar business involved in the Yihe Framework Agreement. In addition, both parties agreed that either party has the right of first refusal to renew the Yihe Framework Agreement.

The Yihe Framework Agreement may be terminated at any time by mutual agreement of both parties. In addition, either party may unilaterally terminate the Yihe Framework Agreement in the event of bankruptcy or liquidation of the other party, if the main part or the business license of the other party is revoked, or the other party is dissolved, or if the other party is unable to continue to perform its obligations due to force majeure. Yihe may also unilaterally terminate in case of the following circumstances: (i) the Company’s payment is more than thirty (30) days overdue; (ii) the advertising materials, pages or content provided by the Company violate the provisions in laws and regulations of the People’s Republic of China, normative legal documents issued by the business administration departments in different areas, and the Company is penalized but refuses to make corrections within seven (7) days; (iii) the dimension and size of the advertising materials provided by the Company are not in accordance with the dimension and size specified in the advertisement quotation given by Yihe, but the Company refuses to make corrections within seven (7) days; (iv) the advertising materials, pages or content provided by the Company infringe on the lawful rights and interests of others, but the Company refuses to make corrections within seven (7) days; (v) the advertising materials, pages and content provided by the Company contain elements that infringe upon Yihe or Tencent’s rights and interests, or defame Yihe or Tencent’s image, but the Company refuses to make corrections within seven (7) days; (vi) the advertising materials, pages and content provided by the Company violate the provisions specified in the advertisement review code of Yihe, but the Company refuses to make corrections within seven (7) days; or (vii) the Company modifies content that has been checked and approved by Yihe without the confirmation of Yihe, and it happens three times (or more).

The foregoing summary of the terms and conditions of the Tencent Framework Agreement and the Yihe Framework Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of those agreements filed as exhibits to this report, which are incorporated herein by reference.

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ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
10.1	Strategic Cooperation Framework Agreement, dated June 20, 2018, between Aerkomm Inc. and Guang Dong Tengnan Internet Information Technology Co., Ltd. (Chinese language - Official)
10.2	Strategic Cooperation Framework Agreement, dated June 20, 2018, between Aerkomm Inc. and Guang Dong Tengnan Internet Information Technology Co., Ltd. (English translation - Unofficial)
10.3	Cooperation Framework Agreement, dated June 20, 2018, between Aerkomm Inc. and Shenzhen Yihe Culture Media Co., Ltd. (Chinese language - Official)
10.4	Cooperation Framework Agreement, dated June 20, 2018, between Aerkomm Inc. and Shenzhen Yihe Culture Media Co., Ltd. (English translation - Unofficial)
99.1	Press Release dated June 21, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2018	AERKOMM INC.

/s/ Jeffrey Wun
Name: Jeffrey Wun
Title: Chief Executive Officer

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Exhibit 10.1

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Exhibit 10.2

Contract No.:

Strategic Cooperation Agreement

Party A: Aerkomm Inc. and all subsidiaries under control

Party B: Guang Dong Tengnan Internet Information Technology Co., Ltd.

Date of Signing: May 2018

Strategic Cooperation Framework Agreement

Party A: Aerkomm Inc. and all subsidiaries under control

Address: 44043 Fremont Blvd., Fremont, CA 94538, USA

Contact Personnel: Jefferey Wun

Tel: +1 415-722-3642

Party B: Guang Dong Tengnan Internet Information Technology Co., Ltd.

Address: Room 2405, Weisheng Technology Building, No. 9966, Shennan Avenue, Shennan
District, Shenzhen City

Contact Personnel: Ren Min

Tel: +86-15602221579

I. General Rules for Cooperation

The parties made and concluded a long-term and comprehensive strategic partnership through amiable negotiation in the light of the principle of “long-term cooperation, complementary support and mutual benefit”, to achieve resource sharing, mutual development and realizing win-win situation through celebratory collaboration.

II. Profile of Cooperative Enterprise

1.	Aerkomm Inc.

Aerkomm Inc. was founded in August 2013 in Nevada, USA. It is currently listed on OTCQX (symbol AKOM) and plan to be listed on Nasdaq in June 2018. Aircom Pacific, Inc. (Aircom), a 100%-owned subsidiary of Aerkomm Inc., was established in September 2014 in California, USA. Aircom is a fast-growing aviation entertainment and Wifi connectivity service provider. Aircom expands its global networking of partners including Airbus, Republic Engineers Maldives and Global Eagle, etc.

Through global partnership, Aircom is negotiating with multiple airlines around the world so that they can become Aircom’s potential customers and provide them with free in-flight entertainment and connectivity services.

Under Aircom’s business model, free Wifi service will be available and airlines and their passengers do not need to pay for products or services, Aircom’s unique business model will innovate the global IFEC market revenue.

Through global satellites connectivity, Aircom will provide services such as WiFi, TV, movies, videos, music, games, telephone networks, online shopping and travel services.

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2.	Tencent

Shenzhen Tencent Computer System Co., Ltd. (hereinafter referred to as “Tencent”) was established in November 1998. It is currently one of the leading integrated internet service providers in China and one of the internet companies with the most registered users in China. On June 16, 2004, Tencent was publicly listed on the main board of the Hong Kong Stock Exchange (stock code: 700).

As one of the largest Internet integrated service providers in China, Tencent is strategically aimed to connect everything. It boasts the strongest social product matrix in the entire network. In 2017, the combined monthly active accounts of Tencent WeChat and WeChat exceeded 1 billion. Tencent’s video traffic and paid subscribers grew rapidly. The company has become China’s leading video streaming platform, with more than 137 million active accounts in the fourth quarter. By the end of 2017, the number of orders was more than 56 million. Since 2015, Tencent has carried out many explorations and innovations in the areas of smart life, smart communities, and smart cities. Through its basic components such as cloud services, security, Internet of Things technology, and payment, Tencent has demonstrated its ability as a connector to effectively connect people with people, people with service, people with hardware as well as people with things.

Tencent Cantonese Web was jointly established by Tencent, China’s largest internet company, and Nanfang Media Group, China’s most influential media. It was officially launched in August 2011 and was fully responsible by Guang Dong Teng Nan Co., Ltd. Depending on the 77 million QQ users in the Guangdong region, integrating the powerful editorial resources of the Nanfang Media Group, Tencent Cantonese Web provides news, living services and community shopping guides and other services corresponding to scenes, from online to offline, from content to service, and from pc to mobile end. Since its inception, Tencent Cantonese Web has developed over 100 million users in just 6 years.

III. Cooperation Background

In January 2018, the Civil Aeronautics Board fully liberalized the use of mobile phones in the cabins of civil aviation aircraft. And it was pointed out that the market of WiFi on the aircraft would be ushered in. According to media reports, the WiFi market of China’s civil aviation aircraft is still in its infancy. According to statistics, there are only 9 airlines in the country that have in-flight WiFi service (including LAN). In addition to Lucky Air, the coverage of 8 other WiFi flights is under 5%. And three leading airlines, Hainan Airlines and Xiamen Airlines, are the only airlines that actually use ground to air connectivity technique. In order to enter the domestic market, Aerkomm Inc. and its affiliates established in the United States need to cooperate in depth with the larger domestic internet companies to further promote the deployment of advanced in-flight entertainment and connectivity systems.

According to the 2013 Global Industry Analysis report (GIA), global IFEC market revenue is expected to grow at a composite annual growth rate of 49.7%, credited to factors such as expansion of aircraft, increase in number of passengers, market penetration and technological progress. Due to its large population, the Asia-Pacific region is expected to experience faster growth.

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IV. Contents of Cooperation

1.	Smart Development

By leveraging the existing internet advantages such as Tencent’s WeChat Pay, Aerkomm’s in-flight products will be provided with comprehensive payment solutions. Develop a WeChat applet for Chinese users to realize the rapid interconnection of mobile phones and in-flight WiFi.

Tencent’s rich IP and content advantages are contributing to realizing the product’s drainage, rich content, and enhance its interaction with users.

2.	Product and Market Cooperation

The overall in-flight entertainment services can be enriched and a closed loop of user experience can be created based on the demand of Aerkomm’s products and by exploring Tencent’s numerous products’ cooperation in the field of Internet. Constantly explore and rely on two social APP, i.e. QQ and Chat, two original content platforms, i.e. W, Tencent News and Tencent Video. Create the scenes organically combining the online and offline scenes by taking advantage of Tencent’s hundreds of billions of traffic and brand’s powerful content influence. Moreover, Constantly exploring relying on Tencent QQ and WeChat two major social media applications, Tencent News, Tencent video two original content platform, leveraging Tencent 100 billion traffic and the brand's powerful content influence, to create a combination of online and offline scenes, Tencent games can lead in-flight entertainment to a whole new realm.

Through Aerkomm’s in-flight system, Tencent users can enjoy exclusive free WiFi connection, unobstructed use of audio and video services and multiple services provided by all Tencent platforms, to enhance colorful life experiences in the cabin.

With Tencent’s financial tools, business clients can also deal with the business in real time. They are capable of mastering everything even though they are in the air. It’s expected to expand “Tencent’s free WiFi” brand to every corner of the world by virtue of Aerkomm’s coverage of global satellite broadband services.

The product and service information of Tencent’s advertising clients will be pushed to every user without interruption. Based on years of deep devotion to the domestic market of Tencent and Tencent Cantonese Web, an established in-depth partnership with Aerkomm will enable the exploration of solutions for advertising development and delivery in line with the domestic market.

3.	Advertising and Brand Appreciation

Tencent and Aerkomm’s strategic cooperation will provide Aerkomm with high-quality news content and core advertising resources, which can quickly realize the brand value-added in the domestic market for both parties.

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V. Implementation and Cost

Party B shall draw up detailed solutions later on according to the requirements put forward by Party A.

In accordance with the premise of mutual trust, mutual benefit and win-win results, the parities formulate the “Quotation Form” according to the actual situation. The final quotation shall be determined after it has been evaluated and discussed by the parties.

VI. Mutual Agreement

1.	During the course of cooperation, the parties shall conscientiously maintain the interests of the other party and the reputation of the enterprises in a highly responsible spirit, and do a good job of secrecy, and shall not disclose the technical and commercial secrets of the other party to the third party without the prior written consent of the other party. The foregoing obligation of confidentiality shall be maintained until the relevant data and information are available for the public via lawful means.

2.	The parties agree to establish management meetings and communication mechanisms from time to time.

3.	This Agreement is a framework agreement and shall be the guiding document for the long-term cooperation between the two parties in the future, and it is also the basis for the parties to sign the relevant contracts. Under this Strategic Cooperation Framework, the goals, responsibilities and plans involved in specific cooperation shall be drawn up in separate contracts.

VII. Other Clauses

1.       This Agreement shall be valid after the legal representative or authorized representative of the parties’ signs and seals. The terms of the Agreement shall be from the date when the Agreement is signed to Dec. 31, 2018.

2.       During the term of the Agreement, Party A shall not make and conclude relevant agreements with domestic internet companies of the same type. When the Agreement expires, under the same conditions, Party A shall give priority to renewing cooperation with Party B.

3.       The Agreement shall be terminated automatically and the parties shall not be liable for the breach of the Agreement after written consultation and confirmation of the parties if they fail to perform relevant clauses of the Agreement due to force majeure and other unforeseeable factors that cannot be avoided or prevented.

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4.       Any unaccomplished matters of the Agreement shall be resolved through amiable negotiation of the parties and the specific matters of the project needed to be further clarified through formal contracts.

5.       The parties shall strictly keep the specific Agreement contents confidential during the validity terms of the Agreement. The parties shall not disclose the Agreement contents to the third party without the written consents of the other party.

6.       This Agreement is made in quadruplicate and each party shall retain two copies.

Party A:	Party B:
(seal)	(seal)

Legal representative or	Legal representative or
authorized representative	authorized representative
(signature)	(signature)
/s/ Jeffrey Wun	/s/ Guang Dong Tengnan Internet Information Technology Co., Ltd. (Corporate Contract Seal)

Date: 06/20/2018	Date: 6/20/2018

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Exhibit 10.3

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Exhibit 10.4

Aerkomm- Yihe Culture Cooperation Framework Agreement

Party A: Aerkomm Inc. and all the subsidiaries under its control

Address: 44043 Fremont Blvd., Fremont, CA 94538, USA

Contact: Jeffrey Wun

Tel.: +1 415-722-3642

Hereinafter referred to as Party A

Party B: Shenzhen Yihe Culture Media Co., Ltd.

Address: 12F, Tower C, NEO Building, No. 6011, Shennan Avenue, Futian District, Shenzhen

Contact: Long Jing

Tel.: +86-18676796224

Hereinafter referred to as Party B

Shenzhen Yihe Culture Media Co., Ltd. is the authorized agent of Guang Dong Tengnan Internet Information Technology Co., Ltd. (Tencent Cantonese Web). Party A hereby entrusts Party B with the tasks as specified in the Strategic Cooperation Agreement with Tencent Cantonese Web pursuant to Party A’s requirements. After friendly negotiation, Party A entrusts Party B with the tasks concerning its cooperation with Tencent Cantonese Web, and both parties reach the agreement as follows:

Party A’s Rights and Obligations

Party A shall be responsible for preparing the relevant company information, and setting up communication channel among the product research and development teams.

Party A shall promise that the cooperation includes Party A’s information release and rights and interests of campaigns during the effective period of these Frame Agreement. Party A shall guarantee that the publicity materials provided by Party A are objective and true, and do not infringe upon the legitimate rights and interests of the others, including but not limited to the right of reputation, copyright, portrait right, trademark right, etc. Otherwise, Party A shall be responsible for the related dispute, and if it causes losses to Party B, Party A shall be liable for damages within the scope of its liability.

Party B’s Rights and Obligations

Party B shall promote the development of strategic cooperation between Aerkomm Inc. and Guangdong Tengnan Internet Technology Co., Ltd. within the effective period of the Agreement.

Within the effective period of the Agreement, Party B shall assist Party A in all the work of public relations such as the market and brand promotion, as well as influence establishment in China, excluding Hong Kong, Macao and Taiwan, including but not limited to news dissemination, creative planning and support of campaigns, financial public relations, etc. Meanwhile, Party B shall provide the following as the basis for cooperation:

Part I Details of Cooperation

1. Effective period of the Agreement: from June 15, 2018 to June 15, 2019. The Agreement is exclusive, during the effective period of the Agreement, both parties herein shall not cooperate with any other third party on the Aerkomm related business or other similar business involved in this Agreement. In addition, both parties herein agree that either party herein has the right of first refusal to renew the Agreement.

2. The price of the Agreement is the basic charges for the cooperation. If it is not enough during the effective period of the agreement, it can be added separately after negotiation between both parties and confirmed with written.

	Scope of Service	Items
Details of cooperation	Advertisement of Tencent Cantonese Web	Core advertisements of Tencent Cantonese Web shall be selected and spread widely, so as to increase the brand recognition of the Company among the users in Guangdong.
	Payment solution development	The internet advantages of Tencent, such as WeChat Pay, shall be utilized to realize the comprehensive payment solution for Aerkomm’s products used on airplane.
	Development of WeChat mini programs	The WeChat applets that are applicable for Chinese users shall be developed to realize the rapid interconnection between cell phone and the WiFi on airplane and the cell phone’s automatic login-in of free WiFi on airplane.
	Product cooperation	Based on the product demands of Aerkomm, the entertainment service on the airplane shall be enriched by exploring the numerous product cooperation of Tencent in the field of internet, to create a closed loop for users’ experience. Tencent film, Tencent news, Tencent sports, Tencent cartoon, Tencent literature, QQ music, QQVR, including the software system such as CDN gateway etc., shall be provided for the users on airplane.
Building Intelligence Solutions on airplane

By continuously exploring and relying on the two social media applications Tencent QQ and Tencent WeChat, as well as the two platforms (with original content created by Tencent) - Tencent news and Tencent Video, taking advantage of Tencent’s 100 billion data and the brand’s powerful content influence to create a scene of organic online and offline combination; what’s more, Tencent games will bring the entertainment on airplane to a brand-new level.

Through Aerkomm on-plane system, Tencent users can enjoy an exclusive free WiFi connection, with free access to all the audio, video and diverse services provided by all Tencent platforms, as well as a variety of new experiences in life.

Cooperate with Aerkomm on the basis of years of deep plough in the domestic market in China by Tencent and Tencent Cantonese Web, to explore the advertisement development and advertising solutions that are applicable for domestic market in China.

	Brand spreading	All-year-round media cooperation support, including but not limited to news dissemination, creative planning and support of campaigns, financial and public relations, etc.,
Price for cooperation	RMB 8,000,000.00

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Part II Payment

1. [Payment] Party A shall pay RMB 2,000,000.00 [Two MillionRen Min Bi] after this Agreement is signed and before June 30, 2018 and pay the remaining RMB 6,000,000 (Six Million Ren Min Bi) before August 15, 2018. The total of the two payments is RMB 8,000,000 (Eight Million Ren Min Bi). Relevant payment shall be given to Party B’s designated account in RMB below.

[Bank Account] designated by Party B

Account Name: Shenzhen Yihe Culture Media Co., Ltd.

Beneficiary Bank: China Merchants Bank Shenzhen Branch Weisheng Building Sub-branch

Account No.: 755935217610902

2. [Invoice] Party B shall, upon receiving the full payment, choose whether to issue the official invoice of equal amount upon the demands of Party A. The invoice items shall be: the advertising service fee or the advertising release fee with the tax rate of 6%.

Party III Execution

1	[Advertising Resources and Price]

1.1	Party A shall not transfer the advertising resources in this Framework Agreement, so as to put the advertisements of the direct customers not specified in this Agreement.

1.2	Party B agrees to release some amount of internet advertisements free of charge, the amount of which is specified this Agreement (hereinafter referred to as “Complimentary advertisement”)

1.2.1	Complimentary advertisements shall be applicable only to the customers under this Agreement.

1.2.2	The complimentary resources shall be based on the quoted price of Tencent advertisement this year, and the non-complimentary resources are not allowed to be given free of charge.

1.2.3	The complimentary advertisements cannot be used in advance. The complimentary advertisements must be released in the same quarter during which the corresponding single advertisement is paid under this Agreement according to the prescribed proportion. All the complimentary resources must be used within the validity period of this Agreement, and will not be released afterwards.

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1.3	Party A understands Party B may need to upgrade or revise the client or website as business needs. If Party A’s advertisements cannot be released due to the revision or change of advertising resources, Party B shall compensate Party A for the advertising resources of equal price to release Party A’s advertisements in time. Except that, Party A shall not require Party B to bear any other responsibilities if the advertisements cannot be released is due to necessary upgrade or revision on the client of website.

2	[Advertisement release on schedule] Party B is obliged to release the advertisements on schedule as agreed in this Agreement. Party A agrees, except for the situation as stated in section Part III, 1.3 above, if Party A’s advertisements are interrupted or cannot be released caused by Party B, Party A can require Party B to provide the advertisement resources of equal price, to release the affected advertisements for the period of time that is twice as much as the delayed time, and require Party B to bear Party A’s direct losses. [Supply of Materials] Party A shall provide Party B with the advertising materials that fully meet the requirements of Party B within at latest 3 working days before the advertisement start to be released. Advertising materials must be reviewed and approved by Party B before release. If Party A fails to provide Party B with the advertising materials within 3 working days before the advertisement start to be released, Party B shall be entitled to postpone the advertisement release. If the advertising materials provided by Party A do not comply with the requirements in laws and regulations of People’s Republic of China, Party B has the right to cancel the advertisement release and require Party A to make corrections.

3	[Review of Materials]

3.1	Supply of qualifications. Party B has the right to require Party A to provide the relevant qualification certificates, including but not limited to: production or business certificate, license and other certificates issued by relevant government authorities; trademark registration certificate obtained in China and other certificates as specified in laws and regulations; authorization or approval documents concerning the information and intellectual property of others; if Party A is the subsidiary of its artificial person, Party A shall provide Party B with the authorized letter of attorney by the artificial person and the business license.

3.2	Review of Materials

3.2.1	The advertising materials provided by Party A shall comply with the provisions in the Advertisement Law of the Republic of China and other provisions specified in the relevant laws, administrative regulations, as well as rules and regulations issued by business administration departments at all levels and Party B’s advertisement review code.

3.2.2	The dimension of the advertising materials provided by Party A shall be the same as the dimension specified in the advertisement quotation given by Party B. Party B has the right to refuse to release the materials with dimensional discrepancy, and requires Party A to make corrections accordingly.

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3.2.3	Party A shall guarantee that the advertising materials, pages and content provided by Party A will not violate the legal and social public moral standards, and not infringe upon the legal rights and interests of the others (except for the user’s avatar or nickname generated due to the logic of the released socialized advertisements). If the advertising materials, pages and content provided by Party A contain the elements that infringe upon Party B or Tencent’s rights and interests, or defame Party B or Tencent’s image, Party B has the right to refuse to release the relevant advertisements. If Party A’s advertisements are punished by the administrative or judicial authorities because of breach of law, Party B has the right to stop providing advertisement release services immediately. In addition, Party A shall take the corresponding legal and economic liabilities arising therefrom. If it causes losses to Party B, Party A shall compensate for the direct damages.

3.2.4	Party A agrees, Party B has the right to check the advertising materials, advertising content and link pages provided by Party A (the content of the materials shall keep in line with the content in the link page), so as to avoid to the full extent that the advertising materials, pages and content contain the content that violate the provisions in the laws and regulations of the Republic of China, normative legal documents issued by the business administration departments in different areas, as well as Party B’s advertisement review code. However, if after reviewed by Party B, the advertising materials, pages and content still contain the content that violate the provisions in the laws and regulations of the Republic of China, normative legal documents issued by the business administration departments in different areas, Party A shall take the legal liabilities arising therefrom, which has nothing to do with Party B.

3.2.5	If Party A intends to use the content that contains Tencent QQ image or the image of Tencent products in the advertising materials, Party A shall get the written approval from Tencent Company. Party B has the right to refuse to release the advertisements that contains the above content without the written approval from Tencent.

3.2.6	If Party A modifies the content that has been checked and approved by Party B without the confirmation of Party B, Party B has the right to stop releasing the advertisement. If it happens three times (or more), Party B has the right to cancel this Agreement unilaterally.

3.2.7	Party B has the right to stop issuing the advertisement immediately if Party A makes regional shielding of the contents approved by Party B through relevant technical means so that the content in part of the region or the whole region are not in conformity with the contents reviewed and approved by Party B.

4	[Suspend of Virus-carrying Advertisements] If the link address of Party A’s advertisement suffers from the computer virus, Party B has the right to suspend the release of the advertisement, and inform Party A to kill the virus. The advertisement release can be resumed after Party A kills the virus for its server and Party B confirms the advertisement link is safe.

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5	[Audience Rating Data]

5.1	Party B shall provide Party A with the audience rating data of the regular advertisements within five working days after the term of advertisement publication expires.

5.2	Party B shall not need to provide the audience rating data of the complimentary advertisements herein.

5.3	The range of exposure is limited to Chinese Mainland (not including Hong Kong, Macao and Taiwan), i.e. the advertisements will not be shown to the users whose IP addresses are not in Chinese Mainland. The IP address is based on the IP database issued by the IPB of Advertising Association.

5.4	If there is CPM type advertisement to be released, the result of the audience rating data shall be based on: □ Party B’s audience rating data, or √ the audience rating data provided by the third party- advertisement audience rating data supervising company, which shall be confirmed by Party A and validated technically by Party B. If it is based on the audience rating data provided by the third party- advertisement audience rating data supervising company, which shall be confirmed by Party A and validated technically by Party B, Party A shall provide Party B with the third party’s audience rating supervising data within five working days each time after the advertisement is released. In addition, Party B has the right to require Party A to provide the latest audience rating supervising data from the third party during the period that the advertisement is released, and Party A shall provide Party B with the latest audience rating supervising data from the third party within five working days after receiving the written request from Party B. If Party A fails to provide Party B with the audience rating supervising data from the third party within the specified time, the audience rating data of the CPM type advertisement shall be based on the data provided by Party B.

Party IV Others

1	[Force majeure] Force majeure refers to the events that are beyond the control of both parties, or the unexpected events, or the events that cannot be avoided even expected, and such events obstruct, affect or delay the performance of part of or all obligations by either party in this Agreement, including but not limited to government acts, earthquake, typhoon, flood, fire or other act of God, war, hacker attack, computer virus, network failure or other similar events. For the break of this agreement or delay arising from the force majeure, both parties do not need to bear the liability for compensation for each other, and Party B shall continue to release the advertisements after the force majeure disappears.

2	[Termination]

The Agreement shall be terminated in the event of the following circumstances:

2.1	Both parties mutually agreed to terminate this Agreement in writing.

2.2	Either party herein has the right to inform the other party of the unilateral termination of this Agreement in advance in case of the following circumstances and the agreement will be terminated on the date the other party received such written notice:

2.2.1	The other party is going through the proceedings of bankruptcy liquidation or is doing liquidation on his own in accordance with the law.

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2.2.2	The main part or the business license of the other party is revoked, or the other party is dissolved.

2.2.3	The other party is unable to continue to perform his obligations under this Agreement due to force majeure.

2.3	Party B has the right to terminate this Agreement unilaterally in case of the following circumstances upon the receipt of such written notice by Party A:

2.3.1	Party A’s payment is more than thirty (30) days overdue

2.3.2	The advertising materials, pages or content provided by Party A violate the provisions in laws and regulations of People’s Republic of China, normative legal documents issued by the business administration departments in different areas, and Party A is penalized but refuses to make corrections within seven (7) days.

2.3.3	The dimension and size of the advertising materials provided by Party A are not in accordance with the dimension and size specified in the advertisement quotation given by Party B, but Party A refuses to make corrections within seven (7) days;

2.3.4	The advertising materials, pages or content provided by Party A infringe the lawful rights and interests of others, but Party A refuses to make corrections within seven (7) days;

2.3.5	The advertising materials, pages and content provided by Party A contains the elements that infringe upon Party B or Tencent’s rights and interests, or defame Party B or Tencent’s image, but Party A refuses to make corrections within seven (7) days;

2.3.6	The advertising materials, pages and content provided by Party A violate the provisions specified in the advertisement review code of Party B, but Party A refuses to make corrections within seven (7) days;

2.3.7	Party A modifies the content that has been checked and approved by Party B without the confirmation of Party B, and it happens three times (or more).

2.4	The termination of this Agreement ahead of time shall not affect the rights and obligations that come into existence in this Agreement before the date when this Agreement is terminated.

3	[Business secrets] Both parties herein understand, all the information obtained during the signing and executing of this Agreement shall be business secretes, and shall be treated strictly in confidence. Without the written approval from Party B, Party A shall not disclose any Party B’s business secret to others, including but not limited to the discount, complimentary plan, Party B’s operation and planning etc. in this Agreement; without the written approval from Party A, Party B shall not disclose any Party A’s business secret to others. In case of the termination or cancellation of this Agreement, this confidential clause shall remain valid.

4	[Exclusiveness] This Agreement constitutes all the agreements agreed upon by both parties herein regarding the subject of this Agreement, and shall replace any oral or written agreements in any Agreement, Contract, Understanding And Communication agreed upon by both parties herein regarding the content of this Agreement before this Agreement is signed. Except this Agreement, there is no other understanding, obligations, representation and guarantee, and except the rights explicitly specified in this Agreement, it does not grant both parties herein any other rights. This clause is not applicable for the advertisement execution contract signed by both parties additionally.

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5	[Jurisdiction and Applicable Laws]

5.1	This Agreement is signed in Futian District, Shenzhen, PRC.

5.2	Any dispute arising from this Agreement shall be solved through negotiations by both parties herein. If the negotiation fails, either party may refer the dispute to the people’s court having jurisdiction in the place where the plaintiff is located.

5.3	The conclusion, validity, execution and interpretation of the Agreement and the settlement of disputes shall be governed by the laws of Chinese Mainland.

6	[Modification of Agreement]

6.1	Any modification or supplementation to this Agreement shall be done in written by both parties. The modification agreement and the supplementary agreement signed by both parties shall be an integral part of this Agreement, and has equal legal effect as this Agreement.

[Validity of Agreement] This Agreement is in quadruplicate, each party holding two copies. It shall take effect from the date when the representatives authorized by both parties herein sign and stamp the official seal on this Agreement. If both parties sign this Agreement in different dates, the later date shall be the date that this Agreement comes into effect.

-------------------------------------------------------------------------- No text below-------------------------------------------------------------------------

Party A: Aerkomm Inc.	Party B: Shenzhen Yihe Culture Media Co., Ltd.

/s/ Jeffrey Wun	/s/ Min Ren
Shenzhen Yihe Culture Media co., Ltd. (Corporate Seal)

Representative (seal and signature):	Representative (seal and signature):
Date: June 20, 2018	Date: June 20, 2018

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Exhibit 99.1

Aerkomm Inc. and Subsidiary of Shenzhen Tencent Computer System Co., Ltd.
Sign Strategic Partnership Agreement

Fremont, California, June 21, 2018 (PRNewswire) -- Aerkomm Inc. (OTCQX: AKOM) (“Aerkomm” or the “Company”) today announced that it has signed a strategic cooperation framework agreement with Guangdong Tengnan Internet Information Technology Co., Ltd. (“Guangdong Tengnan Internet”), a wholly owned subsidiary of Shenzhen Tencent Computer System Co., Ltd. (“Tencent”).

Pursuant to the terms of the framework agreement, Aerkomm and Tencent will cooperate to explore ways to incorporate Tencent’s platform product offerings such as WeChat Pay and QQ instant messaging into Aerkomm’s in-flight entertainment and connectivity systems. With the incorporation of Tencent technology, users of Aerkomm’s in-flight systems should be able to access, among other things, rapid mobile phone interconnection and effective in-flight Wi-Fi.

Jeffrey Wun, CEO of Aerkomm said, “The overall presentation of in-flight entertainment services can be enriched and a closed loop of user experience can be created based on a demand for Aerkomm’s products in combination with Tencent’s numerous technologically superior internet-based offerings.”

About Aerkomm Inc.

Aerkomm Inc. (OTCQX: AKOM), operating through its wholly owned subsidiary, Aircom Pacific, Inc., is a development stage service provider of in-flight entertainment and connectivity solutions for the airline industry. The Company strives to become a leading provider of a wide range of in-flight broadband entertainment and connectivity services, including Wi-Fi connectivity, cellular networks, movies, gaming, live television, and music. Aerkomm aims to reshape the market for in-flight entertainment and connectivity services by offering on-board connectivity to its airline partners and passengers for free, generating revenue through advertising and on-board transactions.

More information about Aerkomm is available at www.aerkomm.com.

About Guangdong Tengnan Internet

Guangdong Tengnan Internet was jointly established by Tencent, China’s largest internet company, and Nanfang Media Group, China’s most influential media group. It was officially launched in August 2011 and currently operates Tencent Cantonese Web, an internet platform for Guangdong Province. Depending on the 77 million QQ users in the Guangdong region, integrating the powerful editorial resources of the Nanfang Media Group, Tencent Cantonese Web provides news coverage, community living and shopping guides and other services covering both online and offline, PC and mobile device with content and service. Since its inception, Tencent Cantonese Web has developed over 100 million users in just 6 years.

About Shenzhen Tencent Computer System Co., Ltd.

Shenzhen Tencent Computer System Co., Ltd. (hereinafter referred to as “Tencent”) was established in November 1998. It is currently one of the leading integrated internet service providers in China and one of the internet companies with the most registered users in China. On June 16, 2004, Tencent’s parent company Tencent Holdings Ltd. was publicly listed on the main board of the Hong Kong Stock Exchange (stock code: 700).

As one of the largest Internet integrated service providers in China, Tencent is strategically aimed to connect everything. It boasts the strongest social product matrix in the entire network. In 2017, the combined monthly active accounts of Tencent WeChat and WeChat exceeded 1 billion. Tencent’s video traffic and paid subscribers grew rapidly. The company has become China’s leading video streaming platform, with more than 137 million active accounts in the fourth quarter. By the end of 2017, the number of orders was more than 56 million. Since 2015, Tencent has carried out many explorations and innovations in the areas of smart life, smart communities, and smart cities. Through its basic components such as cloud services, security, Internet of Things technology, and payment, Tencent has demonstrated its ability as a connector to effectively connect people with people, people with service, people with hardware as well as people with things.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (SEC File No. 333-222208) on December 20, 2017, as declared effective on May 7, 2018. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contacts:

Jeremy Roe, Managing Partner
Integra Consulting Group LLC
jeremy@integracg.net
+1 (925) 262-8305

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AERKOMM INC.
Registrant

Date: June 25, 2018	By:	/s/ Jeffrey Wun
	Name:	Jeffrey Wun
	Title:	Chief Executive Officer

Date: June 25, 2018	By:	/s/ Y. Tristan Kuo
	Name: Title:	Y. Tristan Kuo Chief Financial Officer